Federal Signal Announces Plans to Expand Illinois Manufacturing Facility to Support Increased Demand Oak Brook, Illinois, February 20, 2019 - Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, today announced plans to expand the Company’s manufacturing facility in Streator, Illinois, the primary production facility of the Company’s Vactor Manufacturing, Inc. subsidiary (“Vactor”). The major product lines manufactured at the Streator plant include sewer cleaners, vacuum trucks and hydro-excavators. The project is expected to increase Vactor’s production capacity and add up to 90 additional jobs. “With the continued momentum we are seeing with our “safe-digging” initiative that utilizes vacuum excavation technology over more invasive digging techniques, and with benefits from recent new product enhancements to our sewer cleaner lines, we see significant growth opportunities for Vactor, and for Federal Signal,” said Jennifer L. Sherman, Federal Signal’s President and Chief Executive Officer. “This investment will add the necessary capacity in response to that growth potential. It also is a testament to the talented and dedicated workforce that we are fortunate to have in the Streator area.” Overall, the expansion will add approximately 100,000 square feet to the existing facility. Construction is expected to begin in the first half of 2019, with completion of the first phase of the project targeted by the end of the year. The Company is expecting to invest up to $25 million over the course of the expansion project. The Company received assistance and support from the State of Illinois, the Illinois Department of Commerce & Economic Opportunity, the City of Streator, and the Greater Livingston County Economic Development Council. About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

About Vactor Manufacturing Vactor Manufacturing is the industry leader in sewer and catch basin cleaners, industrial vacuum loaders, and vacuum excavators used in a variety of applications, including non-destructive or “safe digging.” Based in Streator, Ill., Vactor Manufacturing has more than 50 North American distributors in more than 100 locations to serve the municipal market, as well as 12 factory direct locations through FS Solutions for industrial and utility customers in the United States, and eight locations through Joe Johnson Equipment (JJE) in Canada. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson +1-630-954-2000, ihudson@federalsignal.com # # #